Exhibit 99.1

Sarcos Technology and Robotics Corporation Announces Fourth Quarter and Full-year 2022 Financial Results

Delivered Fourth Quarter and Full Year 2022 Revenue at the High End of Guidance

Achieved Guardian® XM Production Goal and Debuted Prototype of Semi-Autonomous Baggage Loading System for Aviation Industry

SALT LAKE CITY— March 16, 2023—Sarcos Technology and Robotics Corporation (“Sarcos”) (NASDAQ: STRC and STRCW), a leader in the design, development, and manufacture of advanced robotic systems and solutions that redefine human possibilities, today announced financial results for the fourth quarter and full year 2022 ended December 31, 2022.

2022 Highlights

•
Achieved goal of producing 10 units of the Guardian® XM in the fourth quarter
•
Demonstrated the functionality of the Guardian® XT™ highly dexterous teleoperated robotics system to both government and commercial customers.
•
Demonstrated an outdoor-based semi-autonomous baggage loading system prototype jointly developed with Changi Airport Group
•
Awarded contract for the Collaborative Sensing Platform by Air Force Research Laboratory
•
Executed field trials demonstrating improved worker safety and productivity for the U.S. Navy, including successfully testing a STARFISH Dexterous Underwater Robotic Gripper
•
Acquired and integrated RE2, a developer of autonomous and teleoperated mobile robotic systems for use in the aviation, construction, defense, energy and medical industries
•
Appointed Drew Hamer as Chief Financial Officer

“We ended the year strong by meeting our goal of producing 10 Guardian®XM units in the fourth quarter,” said Kiva Allgood, President and CEO, Sarcos. “2022 was a year of milestones and progress. Our acquisition and integration of RE2 expanded our capabilities, our product line and our robotics expertise. We successfully executed multiple field trials and demonstrations of our robotics abilities in unstructured, outdoor environments in situations that humans can’t or don’t want to go. We also developed market specific solutions like the autonomous baggage loading system prototype in conjunction with Changi Airport Group.

“Together with industry leaders Mortenson, JLG Industries, Array Technologies, and Pratt Miller, we completed the validation of a system designed to enhance safety and efficiency in solar field construction. This market validation and field test milestone was a mission-critical step on our path to commercializing our robotic solar field construction solution. Now we’re positioned to begin commercialization of three core robotic systems and our software solutions and are ready to move forward with production.”

Financial results

The discussion in this press release regarding Sarcos’ results of operations for the three months ended December 31, 2022, includes the financial results of RE2. The discussion of the results of operations for the full year 2022 includes the financial results of RE2 for the period after the closing of the acquisition on April 25, 2022.

Fourth quarter 2022 total revenue was $6.1 million, compared to $1.0 million during the fourth quarter of 2021. The increase was primarily due to increased revenue from product development contract revenues. Full-year 2022 total revenue increased to $14.6 million from $5.1 million for the full-year of 2021 for the same reason.

Total operating expenses for the fourth quarter were $101.3 million, an increase from the fourth quarter 2021 operating expenses of $28.6 million. The increase was mainly due to a non-cash goodwill impairment of $70.2 million, which was primarily driven by the sustained decrease in the company’s publicly quoted share price and market capitalization. For the full-year 2022, total operating expenses increased by $105.5 million to $191.6 million, due mainly to the aforementioned goodwill impairment. Research and development expenses increased by $16.6 million as compared to the prior year due to increased labor and overhead expense as a result of increased headcount (due in part to the RE2 acquisition) and third-party service provider costs as the company focused on the development and commercialization of its Guardian XT, Guardian XM, Guardian Sea Class and Guardian XO products. Cost of revenue increased by $7.7 million in 2022 as compared to 2021, mainly due to the costs associated with product development contracts.

Fourth quarter 2022 net loss was $92.3 million or ($0.61) per share, compared to a net loss of $34.1 million or ($0.25) per share in the fourth quarter of the prior year. For the full year 2022, net loss was $157.1 million or ($1.07) per share, compared to $81.5 million or ($0.72) per share in the prior year.

Fourth quarter non-GAAP net loss was $18.0 million or ($0.12) per diluted share. Full year non-GAAP net loss for 2022 was $67.4 million, or ($0.46) per diluted share. Reconciliation of net loss to non-GAAP net loss is included at the end of this release.

Sarcos ended the year with $114.5 million in unrestricted cash, cash equivalents, and marketable securities.

Development outlook and financial guidance

Sarcos believes that the production of Guardian XM and Guardian XT systems is on schedule and that initial commercial versions of both systems will be ready for customer delivery in the first half of 2023.

Sarcos believes that its first quarter 2023 total revenue will be approximately $2.3 million of Product Development Contract revenue. For the full year 2023, total revenue is expected to range between $23 and $25 million. Product Development Contract revenue is expected to be approximately 80% of the mix and Product revenue the remainder. Product sales are expected to begin to ramp up in the second half of 2023.

Turning to operating expenses, Sarcos believes its research and development expenses will decrease slightly in 2023 as compared to 2022 due to its focus on product development and as the company continues to leverage third-party service providers in its development activities. With the exception of stock-based compensation expense, Sarcos expects its general and administrative expenses in 2023 to increase slightly as the company works on its commercialization pathway and maintains public company compliance requirements. Sales and marketing will increase slightly in 2023 in line with the expected revenue growth in the future.

The Company estimates cash used in operating activities to average approximately $6 million per month during the first quarter of 2023. For the full year of 2023, the Company is satisfied with its liquidity and currently has no plans to do an equity financing in 2023, though management constantly monitors liquidity, financial and business results and outlook and market conditions and could change its plans if it determines it to be necessary or advisable.

Conference call and webcast

A conference call and audio webcast with analysts and investors will be held today at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time to discuss the results and answer questions.

•
To access the conference call, please pre-register using this link. Registrants will receive confirmation with dial-in details.

•
Live and archived webcast will be available on Sarcos investor relations website at investor.sarcos.com.

About Sarcos Technology and Robotics Corporation

Sarcos Technology and Robotics Corporation (NASDAQ: STRC and STRCW) designs, develops, and manufactures a broad range of advanced mobile robotic systems that redefine human possibilities and are designed to enable the safest most productive workforce in the world. Sarcos robotic systems operate in challenging, unstructured, industrial environments and include teleoperated robotic systems, a powered robotic exoskeleton, and software solutions that enable task autonomy. For more information, please visit www.sarcos.com and connect with us on LinkedIn at www.linkedin.com/company/sarcos.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Sarcos’ product development, commercialization and availability timing, products to be commercialized, revenue models, financial results and performance and cash use, intentions for future guidance, market opportunities and customer demand. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events, or results of operations, are forward-looking statements. These statements may be preceded by, followed by, or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “aim,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” “intends” or “continue” or similar expressions. Such forward-looking statements involve risks and uncertainties that may cause actual events, results, or performance to differ materially from those indicated by such statements. These forward-looking statements are based on Sarcos’ management’s current expectations and beliefs, as well as a number of assumptions concerning future events. However, there can be no assurance that the events, results, or trends identified in these forward-looking statements will occur or be achieved. Forward-looking statements speak only as of the date they are made, and Sarcos is not under any obligation and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

Readers should carefully review the statements set forth in the reports which Sarcos has filed or will file from time to time with the Securities and Exchange Commission (the “SEC”), in particular the risks and uncertainties set forth in the sections of those reports entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” for a description of risks facing Sarcos and that could cause actual events, results or performance to differ from those indicated in the forward-looking statements contained herein. The documents filed by Sarcos with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov.

SARCOS TECHNOLOGY AND ROBOTICS CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except share data)

	As of
	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$35,159	$217,114
Marketable securities	79,337	—
Accounts receivable	1,866	788
Unbilled receivables	4,160	221
Inventories, net	3,562	1,006
Prepaid expenses and other current assets	5,015	9,202
Total current assets	129,099	228,331
Property and equipment, net	7,640	7,051
Intangible assets, net	19,116	—
Operating lease assets	11,283	—
Other non-current assets	487	441
Total assets	$167,625	$235,823
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,620	$1,681
Accrued liabilities	6,025	4,480
Current operating lease liabilities	887	—
Total current liabilities	10,532	6,161
Operating lease liabilities	12,387	—
Other non-current liabilities	256	15,700
Total liabilities	23,175	21,861
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value, 990,000,000 shares authorized as of December 31, 2022, and December 31, 2021; 154,252,704 and 137,722,658 shares issued and outstanding as of December 31, 2022, and December 31, 2021, respectively	15	14
Additional paid-in capital	447,073	359,439
Accumulated other comprehensive loss	(17)	—
Accumulated deficit	(302,621)	(145,491)
Total stockholders’ equity	144,450	213,962
Total liabilities and stockholders’ equity	$167,625	$235,823

See Sarcos 10-K filing dated March 16, 2023, for accompanying notes to the consolidated financial statements.

SARCOS TECHNOLOGY AND ROBOTICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenue, net	$6,121	$1,004	$14,569	$5,075
Operating expenses:
Cost of revenue (exclusive of items shown separately below)	4,402	1,060	11,614	3,867
Research and development	10,197	6,118	34,144	17,516
General and administrative	12,896	18,960	63,480	58,059
Sales and marketing	2,747	2,510	9,949	6,624
Intangible amortization expense	819	—	2,184	—
Goodwill impairment	70,236	—	70,236	—
Total operating expenses	101,297	28,648	191,607	86,066
Loss from operations	(95,176)	(27,644)	(177,038)	(80,991)
Interest income (expense), net	866	(4)	1,831	(34)
Gain (loss) on warrant liability	1,431	(8,437)	13,442	(4,927)
Gain on forgiveness of notes payable	—	2,000	—	4,394
Other income, net	747	23	743	51
Loss before income tax (expense) benefit	(92,132)	(34,062)	(161,022)	(81,507)
Income tax (expense) benefit	(179)	—	3,892	(1)
Net loss	$(92,311)	$(34,062)	$(157,130)	$(81,508)
Net loss per share
Basic and diluted	$(0.61)	$(0.25)	$(1.07)	$(0.72)
Weighted-average shares used in computing net loss per share
Basic and diluted	152,051,799	137,703,090	146,839,273	113,184,357

See Sarcos 10-K filing dated March 16, 2023, for accompanying notes to the consolidated financial statements.

SARCOS TECHNOLOGY AND ROBOTICS CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

(in thousands)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(157,130)	$(81,508)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	35,645	43,118
Depreciation of property and equipment	1,409	531
Amortization of intangible assets	2,184	—
Change in fair value of warrant liability	(13,442)	4,927
Gain on forgiveness of notes payable	—	(4,394)
Amortization of investment discount	(1,494)	—
Goodwill impairment	70,236	—
Changes in operating assets and liabilities
Accounts receivable	(257)	263
Unbilled receivable	(1,972)	(2)
Inventories	(2,090)	(299)
Prepaid expenses and other current assets	4,440	(8,082)
Other non-current assets	960	(148)
Accounts payable	1,539	244
Accrued liabilities	(798)	2,619
Other non-current liabilities	(4,621)	628
Net cash used in operating activities	(65,391)	(42,103)
Cash flows from investing activities:
Purchases of property and equipment	(1,498)	(4,688)
Acquisition of a business, net of cash acquired	(29,687)	—
Purchases of marketable securities	(177,860)	—
Maturities of marketable securities	100,000	—
Net cash used in investing activities	(109,045)	(4,688)
Cash flows from financing activities:
Proceeds from notes payable	—	2,000
Proceeds from exercise of stock options	683	26
Shares repurchased for payment of tax withholdings	(8,107)	(284)
Purchase of non-controlling interest	—	(200)
Payment of obligations under capital leases	(95)	(89)
Proceeds from PIPE	—	220,000
Proceeds from Merger	—	25,359
Payments for transaction costs	—	(16,571)
Net cash (used in) provided by financing activities	(7,519)	230,241
Net (decrease) increase in cash, cash equivalents	(181,955)	183,450
Cash, cash equivalents at beginning of period	217,114	33,664
Cash, cash equivalents at end of period	$35,159	$217,114
Supplemental disclosure of cash flow information:
Cash paid for interest	$6	$11
Cash paid for income taxes	$—	$2
Supplemental disclosure of non-cash activities:
Common stock and assumed equity awards in connection with a business acquisition	$59,410	$—
Purchases of property and equipment included in accounts payable at period-end	$33	$605
Leasehold improvements paid by lessor	$—	$988
Unpaid transaction costs	$—	$148
Assumption of warrant liabilities	$—	$8,774

See Sarcos 10-K filing dated March 16, 2023, for accompanying notes to the consolidated financial statements.

SARCOS TECHNOLOGY AND ROBOTICS CORPORATION

REVENUE BY TYPE

(Unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Product Development Contract Revenue	$6,036	$260	$14,239	$3,584
Product Revenue	85	744	330	1,491
Revenue, net	$6,121	$1,004	$14,569	$5,075

SARCOS TECHNOLOGY AND ROBOTICS CORPORATION

NON-GAAP FINANCIAL MEASURES

(Unaudited)

To supplement our financial statements presented in accordance with GAAP and to provide investors with additional information regarding our financial results, we have presented in this release non-GAAP net loss and non-GAAP net loss per share, each of which are non-GAAP financial measures. Non-GAAP net loss and non-GAAP net loss per share are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

We define non-GAAP net loss as our GAAP measured net loss excluding the impacts of stock-based compensation expense, gain on forgiveness of notes payable, gain or loss on change in fair value of derivative instruments and warrant liabilities, expenses related to a business combination, goodwill impairment and other non-recurring non-operating expenses. We define non-GAAP net loss per share as non-GAAP net loss divided by weighted average outstanding shares.

The most directly comparable GAAP measure to non-GAAP net loss is net loss. The most directly comparable GAAP measure to non-GAAP net loss per share is net loss per share. We believe excluding the impact of the previously listed items in calculating non-GAAP net loss and non-GAAP net loss per share can provide a useful measure for period-to-period comparisons of our core operating performance. We monitor, and have presented in this release, non-GAAP net loss and non-GAAP net loss per share because they are each a key measure used by our management and board of directors to understand and evaluate our operating performance and to establish budgets. We believe non-GAAP net loss and non-GAAP net loss per share help identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we include in net loss. Accordingly, we believe non-GAAP net loss and non-GAAP net loss per share provide useful information to investors, analysts and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance.

Non-GAAP net loss and non-GAAP net loss per share are not prepared in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of non-GAAP net loss and non-GAAP net loss per share rather than net loss and net loss per share, which is for each the most directly comparable financial measure calculated and presented in accordance with GAAP. In addition, the expenses and other items that we exclude in our calculations of non-GAAP net loss and non-GAAP net loss per share may differ from the expenses and other items, if any, that other companies may exclude from non-GAAP net loss and non-GAAP net loss per share when they report their operating results, limiting the usefulness of non-GAAP net loss and non-GAAP net loss per share for comparative purposes.

In addition, other companies may use other measures to evaluate their performance, all of which could reduce the usefulness of non-GAAP net loss and non-GAAP net loss per share as tools for comparison.

The following table reconciles non-GAAP net loss to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP (in thousands, except share and per share data):

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net loss	$(92,311)	$(34,062)	$(157,130)	$(81,508)
Non-GAAP adjustments:
Stock-based compensation expense	6,059	12,360	35,645	43,118
Gain on forgiveness of notes payable	—	(2,000)	—	(4,394)
Gain (loss) on warrant liability	(1,431)	8,437	(13,442)	4,927
Expenses related to business combinations (1)	—	—	1,935	1,794
Income tax benefit related to business combinations	179	—	(3,892)	—
Goodwill impairment	70,236	—	70,236	—
Employee Retention Credit	(765)	—	(765)	—
Other non-operational expenses (2)	—	520	—	520
Non-GAAP net loss	$(18,033)	$(14,745)	$(67,413)	$(35,543)
Net loss per share
Basic and diluted	$(0.61)	$(0.25)	$(1.07)	$(0.72)
Non-GAAP net loss per share
Basic and diluted	$(0.12)	$(0.11)	$(0.46)	$(0.31)
Weighted-average shares used in computing net loss per share
Basic and diluted	152,051,799	137,703,090	146,839,273	113,184,357
(1)
Expenses related to our business combinations with RE2, Inc., during 2022, and Rotor Acquisition Corp., during 2021, are included within general and administrative expenses within the consolidated statements of operations and comprehensive loss.
(2)
Expenses related to estimated settlements for legal claims. These costs are included within general and administrative expenses within the consolidated statements of operations and comprehensive loss.

Investor Contact:

Moriah Shilton

310.622.8251
STRC@finprofiles.com

Press Contact

mediarelations@sarcos.com